EXHIBIT 99.1

NEWS RELEASE

Investor Contact
Cory Olson
Senior Vice President, Treasurer
(214) 303-3645

Media Contact
Debbie Miller
Citigate Sard Verbinnen
(212) 687-8080

DEAN FOODS COMMENTS ON MARKET ENVIRONMENT
AND REVISES FINANCIAL OUTLOOK

     DALLAS, September 7, 2004 – Dean Foods Company (NYSE: DF) announced today that unprecedented volatility in raw milk prices, a difficult retail grocery environment, and record-high fuel, resin and other commodity costs have caused it to reduce its earnings expectations for 2004. The company said that these and other factors are contributing to weaker than expected performance across all of its businesses.

     For the full year 2004, the company now expects to achieve adjusted earnings per share (EPS) in the range of $2.00 to $2.05. The company expects to achieve adjusted EPS of $0.44 to $0.46 and $0.63 to $0.66 in the third and fourth quarters of 2004, respectively.

     Gregg Engles, Chairman and Chief Executive Officer, said, “We said on our August 4th conference call that our guidance for the balance of 2004 assumed a certain limited benefit to our Dairy Group as a result of decreasing raw milk prices. As July results came in, and we moved through August, it has become apparent that the competitive pressures we referenced on the call are more intense than we expected. While our volumes are strong in our Dairy Group and Branded Products Group segments, we have not realized the margin benefit we expected from the July and August declines in dairy commodity costs. Furthermore, we’ve continued to be impacted by rising fuel and resin prices, volatility in the butter market, and aggressive competition among our retail customers.”

     Engles added, “As we also indicated on our second quarter conference call, our Specialty Foods Group segment has experienced commodity cost and competitive pricing pressures. These trends have not abated and, in fact, we have seen sharply weaker demand from our co-pack customers in the nutritional drinks business, particularly in low carb beverages. Our retail pickle business also has been significantly weaker than expected due to soft demand in a cool, wet summer. We are systematically analyzing all aspects of our Specialty Foods business with a view to reducing costs and returning this operation to its historical levels of profitability.”

     Engles continued, “Our Branded Products Group segment – which includes Silk and Horizon Organic, the largest and most dynamic natural and organic brands in the U.S. – continues to be a bright spot and we expect it to remain so for the foreseeable future. We have, however, somewhat reduced our expectations for our branded business for the balance of the year. We now expect White Wave sales will grow 36% year over year as opposed to 40%, and have lowered our profit expectations accordingly. With the recently announced consolidation of our branded businesses, we are creating a unified consumer products company with approximately $1.1 billion in sales and operating profit in the range of 8% to 10% in 2004, and we continue to be very encouraged about the opportunities for this business.”

     Engles continued, “Turning to our Spanish dairy operations, unlike in the U.S., raw milk costs have continued to rise in the third quarter in Spain, and due to competitive pressure, we have not been able to pass through the increases as rapidly as we had hoped. Volume growth continues to be very strong, but lower branded sales resulting from an industry-wide trend of consumers shifting to lower-margin private label products and competitive pressures will adversely affect our margins for the remainder of the year.”

     Engles concluded, “While we’re clearly disappointed with today’s announcement, we remain confident about our future prospects. While this year will reset our base, we continue to believe that, absent the extraordinary circumstances we have faced this year, our business is well positioned to grow EPS an average of 8% to 10% per year over time. In a difficult market, we’ve continued to gain market share in our dairy business and remain committed to meeting the needs of our customers – a strategy that we believe will drive profitability and shareholder value in the longer-term. We expect to provide earnings guidance for 2005 as usual on our third quarter conference call in November.”

Conference Call Webcast

     A webcast to discuss the company’s announcement will be held at 8:30 a.m. ET tomorrow, September 8 and may be heard live by visiting the “Webcasts” section of the company’s corporate website at http://www.deanfoods.com.

Comparison Of Adjusted Estimates To GAAP Estimates

     The earnings estimates contained in this press release are non-GAAP financial measures that do not incorporate any net expense the company may incur related to plant closings, restructurings and non-operating one-time charges. Because the company cannot predict the timing and amount of charges associated with plant closings, restructurings and non-operating one-time items, management does not consider them in its earnings estimates or budgets, or when evaluating the company’s performance, making decisions regarding the allocation of resources, or determining incentive compensation for management. Plant closing, restructuring and non-operating one-time charges are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors in order to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as the company’s management. This information is not in accordance with or an alternative to GAAP and may be different than similar measures used by other companies.

About Dean Foods

     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other branded organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 29,000 people.

Some of the statements in this press release, including the company’s projected earnings per share, its projected sales and profitability for its Branded Products Group and its projected long-term growth rate, are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs and other input, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including primarily consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.